                           OFFER TO PURCHASE FOR CASH
                 UP TO 13,500,000 CLASS A TRANSFERABLE WARRANTS
                                      AND
           ANY AND ALL OUTSTANDING CLASS B NON-TRANSFERABLE WARRANTS
                                       OF

                       ENDO PHARMACEUTICALS HOLDINGS INC.
                                       AT
                             $0.75 NET PER WARRANT
                                       BY

                       ENDO PHARMACEUTICALS HOLDINGS INC.

                                                                December 5, 2001

TO BROKERS, DEALERS, COMMERCIAL BANKS,
    TRUST COMPANIES AND OTHER NOMINEES:

     Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the "Company"), is offering to purchase up to 13,500,000 outstanding Class A Transferable Warrants (the "Class A Warrants") and any and all outstanding Class B Non-Transferable Warrants (the "Class B Warrants" and, collectively with the Class A Warrants, the "Warrants") of the Company at a purchase price of $0.75 per Warrant, net to the seller in cash (such amount, or any greater amount per Warrant paid pursuant to the Offer, being referred to as the "Offer Price"), without interest thereon, upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     We are requesting that you contact your clients for whom you hold Warrants regarding the Offer. For your information and for forwarding to your clients for whom you hold Warrants registered in your name or in the name of your nominee, or who hold Warrants registered in their own names, we are enclosing the following documents:

          1.  Offer to Purchase, dated December 5, 2001

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Warrants are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

          4. A form of letter which may be sent to your clients for whose account you hold Warrants registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     YOUR PROMPT ACTION IS REQUESTED. THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 14, 2002, UNLESS EXTENDED BY US (THE "EXPIRATION DATE"). WARRANTS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

     To participate in the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary and certificates representing the Warrants, or, in the case of uncertificated Class A Warrants, a timely confirmation of a book-entry transfer of such Class A Warrants, should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If a registered holder of Warrants desires to tender, but such Warrants are not immediately available, or time will not permit such holder's Warrants or other required documents to reach the Depositary before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Purchase under "The Offer -- Guaranteed Delivery Procedures."

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to the beneficial owners of Warrants held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Offer.

     Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be directed to Mackenzie Partners, Inc., the Information Agent for the Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          Endo Pharmaceuticals Holdings Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

Enclosures

                                        2